Exhibit 99.2

Code of Ethics for Senior Financial Officers

This Code of Ethics applies to the Regions Financial Corporation (“Company”) Chief Executive Officer (“CEO”), Chief Financial Officer and the Principal Accounting Officer and Controller (“Senior Financial Officers”). The Company also has a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all directors and associates of the Company. The Senior Financial Officers are bound by the provisions set forth in the Code of Conduct relating to, among other topics, ethical conduct, conflicts of interest and compliance with law. The provisions of this Code of Ethics supplement, but do not replace, the Code of Conduct applicable to all associates.

1.	The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (“SEC”). Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Company’s SEC Filings Review Committee (“SECFRC”) any material information of which he or she may become aware that (a) affects the disclosures proposed to be made by the Company in its public filings or (b) otherwise would assist the SECFRC and the Audit Committee in fulfilling their responsibilities.

2.	Each Senior Financial Officer shall promptly bring to the attention of the SECFRC and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other associates who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation by any Senior Financial Officer of the Code of Conduct or of this Code of Ethics.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Conduct or of this Code of Ethics by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Conduct and to this Code of Ethics and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.